EXHIBIT 10.3

July 8, 2003

Mr. David M. Willey
1221 Towlston Road
Great Falls, VA 22066

Re: Letter of Agreement

Dear Dave:

This Letter of Agreement (“Agreement”) sets forth the continuing income support and benefits that you will receive from Capital One Financial Corporation (“Capital One”) and/or its affiliates as a result of your voluntary resignation from employment with Capital One and its affiliates (the “Capital One Group”) effective March 1, 2003 (the “Separation Date”). This document also outlines other benefits, terms and obligations associated with your separation.

1.	Resignation of Duties. Pursuant to your letter dated March 1, 2003, you voluntarily resigned as Capital One’s Chief Financial Officer and as a member of the Board of Directors of Capital One Federal Savings Bank and Capital One Bank and you hereby confirm your voluntary resignation, effective as of the Separation Date, from all other positions, titles, duties, authorities and responsibilities with, arising out of or relating to your employment with the Capital One Group, including any directorships or any fiduciary positions in which you were serving at the request of, or appointment by, the Capital One Group, and agree to execute all additional documents and take such further steps as may be required to effectuate such resignations.

2.	Intellectual Property Protection Agreement. Except as modified herein, the Intellectual Property Protection Agreement by and between you and Capital One, made April 29, 1999 (the “IPPA”), shall remain in full force and effect according to its terms (including the non-competition covenant set forth in Section 3 of the IPPA (the “Non-Competition Covenant”) and the non-solicitation and confidentiality provisions set forth therein). You and Capital One agree that the Non-Competition Period (as defined in Section 3(d) of the IPPA) and the period of the non-solicitation provision provided for in Section 4 of the IPPA shall each begin on your Separation Date and end on February 28, 2005 (the “IPPA Period”) in accordance with the terms of the IPPA. Pursuant to Section 5 of the IPPA, Capital One has not elected to waive any portion of the Non-Competition Covenant. You and Capital One also agree that your IPPA is hereby modified such that you will not be entitled to receive

Mr. David M. Willey
July 8, 2003

any Incentive Payments (as defined in the IPPA) pursuant to the IPPA during the IPPA Period or otherwise in connection with the Capital One Group’s enforcement of the Non-Competition Covenant and other terms and provisions of the IPPA.

3.	Consideration. As consideration for this Agreement, and specifically, but without limitation, as consideration for your agreement to the provisions under Paragraph 21 hereof (“General Release of Claims”) and for your agreement to the modifications made hereunder to your IPPA, and subject to this Agreement having become effective and irrevocable in accordance with its terms, Capital One shall (i) pay to you, as soon as reasonably practicable after the date on which this Agreement shall have become effective and irrevocable in accordance with its terms (the “Effective Date”), a lump-sum amount, in cash, equal to $217,569 (in reimbursement of the portion of your 2002 cash incentive, otherwise paid in January 2003, which was forgone in connection with your E-Grant V Options (as defined below)); (ii) pay to you (or to your estate in the event of your death prior to February 28, 2005), on a semi-monthly basis, your regular base pay at the rate of $380,000 per annum for the duration of the IPPA Period; (iii) modify certain provisions of your stock options and restricted stock as set forth in Paragraph 4 below; (iv) provide you with certain other benefits as set forth in Paragraphs 5, 6, 9, 11 and 12 herein; and (v) preserve certain gross-up payment obligations of Capital One to you as set forth in Paragraph 24 herein. You will not be eligible to receive any annual cash incentive, long-term incentive or other bonus award with respect to 2003 or any year thereafter.

4.	Stock Options and Restricted Stock.

(a)	With respect to all options that were outstanding and exercisable as of the Separation Date granted to you pursuant to the Capital One Financial Corporation 1994 Stock Incentive Plan (the “1994 Plan”) or the Capital One Financial Corporation 1999 Stock Incentive Plan (the “1999 Plan” and together with the 1994 Plan, the “Plans”) and your related existing 1994 Plan Stock Option Agreements and 1999 Plan Stock Option Agreements, as applicable (the “Vested Option Agreements”), regardless of exercise price (the “Expiring Vested Options”, each as identified on Attachment A), such Expiring Vested Options, to the extent they then remained outstanding, expired on June 1, 2003, in accordance with their terms.

(b)	With respect to all options that were outstanding but not exercisable as of the Separation Date granted to you pursuant to the Plans and your related existing 1994 Plan Stock Option Agreements and 1999 Plan Stock Option Agreements, as applicable (the “Unvested Option Agreements”), with a current exercise price of $50.00 or less (excluding the options granted to you pursuant to your 1994 Plan Nonstatutory Stock Option Agreement dated October 18, 2001 and related 2001 Performance-Based Option Program Compensation Reduction Election Form (the “E-Grant V Options”)) (the “Continuing Unvested Options”, each as identified on Attachment B), such Continuing Unvested Options shall continue to become

Mr. David M. Willey
July 8, 2003

exercisable during the period commencing on your Separation Date and ending on March 6, 2006, as described in the related Unvested Option Agreements, as if your employment with the Capital One Group had not terminated. The expiration date for the Continuing Unvested Options shall be March 6, 2006, at which time such Continuing Unvested Options, if unexercised, will automatically and immediately expire. With respect to all options that were outstanding but not exercisable as of the Separation Date granted to you pursuant to Unvested Option Agreements with a current exercise price of $50.01 or more and the E-Grant V Options (collectively, the “Expiring Unvested Options”, each as identified on Attachment C), such Expiring Unvested Options will be deemed to have expired on the Separation Date, in accordance with their terms.

(c)	Notwithstanding anything in this Paragraph 4 to the contrary, in the event of your death at any time prior to March 6, 2006, (i) with respect to any options that were outstanding and exercisable on the date of your death, your estate, or the person or persons to whom the rights under such options shall have passed by will or the laws of descent and distribution, may exercise such options at any time prior to the earlier of (x) the one-year anniversary of the date of your death and (y) March 6, 2006, at which time such options, if unexercised, will automatically and immediately expire and (ii) with respect to any such options that were outstanding and not exercisable on the date of your death, such options will expire on such date.

(d)	You understand that the modification of the options as set forth herein may adversely affect the treatment of such options under Section 422 of the Internal Revenue Code of 1986, as amended.

(e)	Any option or any portion of an option not exercised as of the expiration dates set forth herein shall be, or shall be deemed to have been, automatically and immediately cancelled as of such dates.

(f)	Any option or any portion of an option swapped after your Separation Date will not re-load.

(g)	With respect to the shares of restricted stock granted to you pursuant to your 1994 Plan Restricted Stock Agreement (the “Restricted Stock Agreement”), dated December 6, 2002 (24,370 shares), the restrictions on such shares shall continue to lapse as described in the Restricted Stock Agreement, as if your employment with the Capital One Group had not terminated; provided, that (x) a portion of such shares, the fair market value of which Capital One determines in its sole and absolute discretion to be sufficient to satisfy all applicable federal, state and local withholding tax requirements attributable to the modifications made to your restricted stock pursuant to this Paragraph 4(g), shall immediately become transferable and all restrictions thereon shall lapse as of the Effective Date and (y) such portion of such shares shall be returned to Capital One in satisfaction of such withholding tax requirements as

Mr. David M. Willey
July 8, 2003

soon as administratively practicable after the Effective Date; and, provided further, that upon your death all such shares shall immediately become transferable and all restrictions thereon shall lapse.

(h)	Your Vested Option Agreements, Unvested Option Agreements and Restricted Stock Agreement shall each be deemed modified consistent with the foregoing provisions of this Paragraph 4. However, other than as expressly provided, the foregoing provisions of this Paragraph 4 are not intended to change in any manner the terms of any options or restricted stock granted to you pursuant to the Vested Option Agreements, the Unvested Option Agreements or Restricted Stock Agreement, as applicable.

5.	Benefit Continuation.

(a)	For a portion of the IPPA Period, you may be entitled to elect to exercise COBRA rights in accordance with federal law. You will receive separate notice of any such COBRA rights. In the event you elect COBRA coverage, Capital One will assume the cost of the employer’s portion of the monthly premium and the 2% COBRA administrative fee (such amounts together, the “COBRA Subsidy”) for each month you are enrolled through August 31, 2004. You will pay the remaining balance of the COBRA premium directly to the COBRA administrator. Capital One will reimburse you as soon as reasonably practicable after the Effective Date for any amount of the COBRA Subsidy you may have paid to Capital One prior thereto. In the event you previously elected COBRA coverage, Capital One will continue your participation in its group health plan, to the extent permitted by its terms, for the period of September 1, 2004 through and including February 28, 2005, and will continue to pay an amount equal to the COBRA Subsidy toward the cost of such continued coverage each month you are enrolled. In the event your continued participation in Capital One’s group health plan is not permitted by its terms following August 31, 2004, for each month during the period of September 1, 2004 through and including February 28, 2005 in which you are not enrolled in such group health plan, Capital One will pay to you an amount equal to the COBRA Subsidy to assist you in purchasing private medical insurance. Should you become covered under another party’s health insurance plan or should you die between the Separation Date and February 28, 2005, all payments by Capital One under this Paragraph 5 shall immediately be terminated. You agree to notify Capital One immediately of the date that you become covered under another party’s health insurance plan.

(b)	If you wish to continue any optional supplemental life insurance in effect as of your Separation Date, please contact Tom Scales at (804) 934-8071. All other benefits, including but not limited to, those provided under the Long Term Managed Income Protection plan, Short Term Managed Income Protection plan, AD&D policy, the Associate Stock Purchase Plan and Associate Savings Plan will be discontinued as of the Separation Date other than as expressly provided for under this Agreement.

Mr. David M. Willey
July 8, 2003

6.	Executive Life Insurance Program. Capital One will continue to pay the employer portion of the premiums associated with your life insurance coverage under the Capital One Executive Life Insurance Program (the “ELIP”) through the earlier of the date you become eligible to receive coverage under a group life insurance program not sponsored by Capital One and the conclusion of the IPPA Period. You will be responsible for the employee portion of the premiums. You will have ninety (90) days from the date Capital One’s contributions end to determine whether to continue independently your current life insurance coverage amount or a lesser amount under the ELIP in accordance with the terms of the ELIP. At the commencement of such ninety (90) day period, you will receive notification directly from Lander & Associates regarding your choices for continuing coverage. For such ninety (90) day period, you shall be solely responsible for any premiums or other costs associated with your participation in the ELIP. In the event Capital One replaces the ELIP with another death benefit program, Capital One will provide coverage to you under such death benefit program comparable to your coverage under the ELIP immediately prior to its replacement through the earlier of the date you become eligible to receive coverage under a group life insurance program not sponsored by Capital One and the conclusion of the IPPA Period; provided that you shall be responsible for the employee portion of any premiums or costs associated with such death benefit program in accordance with the terms and conditions thereof; provided further that if you are not eligible to participate in such death benefit program, Capital One shall otherwise arrange for comparable life insurance coverage and you shall be responsible for any premiums or costs associated with such coverage comparable to the employee portion of premiums or costs under such death benefit program. In such case, when your coverage ends pursuant hereto, Capital One will provide you with information regarding your choices for continuing coverage, if any, under such death benefit program. You agree to notify Capital One immediately of the date that you become eligible to receive coverage under a group life insurance program not sponsored by Capital One.

7.	Associate Savings Plan. You will be considered a terminated participant under Capital One’s Associate Savings Plan as of the Separation Date. All of your deductions, as well as Capital One’s contributions (including, without limitation, the basic contribution, the company match based on your pre-tax deductions, and any performance contributions), made on your behalf with respect to the Associate Savings Plan shall cease as of the Separation Date. Please refer to the exit paperwork for details on your options upon termination with respect to the Associate Savings Plan.

8.	Excess Savings Plan. The vested value in your account under Capital One’s Excess Savings Plan will be distributed directly to you in accordance with the plan’s provisions beginning no later than September 30, 2003. Please consult your Executive Compensation Program Guide for more information.

Mr. David M. Willey
July 8, 2003

9.	Executive Financial Services. You may use the full, unused portion of the current program year’s annual allowance provided for under the Executive Financial Services Program (the “EFSP”) for any tax preparation or other financial services which were started with Ernst & Young, LLP as of your Separation Date, but which have not yet been completed. Any unfinished tax planning or financial services as described above must be completed by September 30, 2003. You will not receive any further annual allowance under the EFSP.

10.	Return of Company Assets. All assets of the Capital One Group (including, but not limited to confidential information, telephones, fax machines, personal computers, corporate credit cards and phone cards) must be returned to Capital One upon execution of this Agreement, except as specifically provided for herein or as authorized by Capital One. By signing and returning this Agreement, you represent and certify that, except as authorized by Capital One, you have left with, or returned to, Capital One all memoranda, notes, documents, business plans, customer lists, computer programs, computer discs, CD_ROMS and any other records, of any kind, and any and all copies thereof (whether written or electronic), made or compiled, in whole or in part, by you, or made available to you during the course of your employment with the Capital One Group.

11.	Automobile. Capital One will continue to provide you with your leased automobile (including payment of all reasonable related expenses and charges) until May 30, 2003, in accordance with Capital One’s applicable policy.

12.	Home Security System. Capital One will continue to pay the monthly monitoring fee for your home security system through and including the expiration date of the current contract with the service provider.

13.	Notice of Certain Events. You agree to notify Capital One if you accept employment with or begin to perform services, directly or indirectly, for any person or entity, at any time during the IPPA Period. You also agree to notify Capital One if, during the IPPA Period, the nature of your employment changes, the identity of your employer changes, you are promoted or transferred to a new position or you become covered under another party’s health or life insurance plan. This notice shall be sent immediately upon the occurrence of any event requiring such notice and shall be sent to:

Mr. David M. Willey
July 8, 2003

Frank G. LaPrade, III
Deputy General Counsel
Capital One Financial Corporation
11013 West Broad Street
Glen Allen, Virginia 23060
(804) 967-1185

Any such notice shall describe the event requiring such notice in reasonably sufficient detail to enable Capital One to determine whether you are complying with the terms and restrictions set forth in this Agreement and the IPPA (as modified hereby).

14.	Address of Record. You have provided the address listed below as your address of record for receipt of mailings from Capital One:

David M. Willey
1221 Towlston Road
Great Falls, VA 22066

If the address changes, you agree to immediately notify Capital One in writing of your new address of record.

15.	Confidentiality.

(a)	You agree that the fact, terms and conditions of this Agreement and the IPPA (as modified hereby) are strictly confidential, and, with the exception of your spouse, counsel and tax advisors, or except to the extent required by (i) an order of a court having jurisdiction or under subpoena from an appropriate government agency (in which event, you will use your best efforts to consult with Capital One prior to responding to any such order or subpoena) or (ii) applicable law (as determined in Capital One’s sole and absolute discretion), shall not be disclosed to any other person, entities or organizations, whether or not employed by the Capital One Group. Notwithstanding anything herein to the contrary, you (and each of your representatives or other agents) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure with respect to the payments and benefits to be provided to you pursuant to this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to you or your representatives or other agents, as the case may be, relating to such tax treatment and tax structure. For this purpose, “tax structure” means any facts relevant to the U.S. federal income tax treatment with respect to the payments and benefits to be provided to you pursuant to this Agreement.

Mr. David M. Willey
July 8, 2003

(b)	In addition, you agree not to use for your own benefit or for the benefit of others, or divulge to others, including without limitation, future employers, in any manner whatsoever, any of Capital One’s Confidential Information (as defined below), except as expressly authorized by Capital One and except as may be required by law or legal process. In the event you are requested by subpoena, court order, investigative demand, search warrant or other legal process to disclose the Confidential Information of Capital One, you will immediately notify Capital One of such request and will not disclose any Confidential Information unless and until Capital One has expressly authorized you to do so in writing or has had a full opportunity to object to such a request and to litigate the matter. For the purposes of this Agreement, “Confidential Information” means information and materials which identify or concern past, present or future customers, businesses or plans, or constitute, embody or relate to research, development, financial accounting, programming and systems, inventions, databases, product designs, product implementations, modeling techniques, models, testing, test results, customer lists, marketing strategies, business plans, existing or potential new lines of business, credit policies and practices, accounts of customers or associates of the Capital One Group or any other information or materials made or furnished by the Capital One Group. Confidential Information may be written, oral, electronic, recorded on tape or in any other media, and includes without limitation, information embodied in documents, drawings, graphs, charts, presentations, recordings, microfiche, tapes, computer programs, computer discs, CD_ROMs and other data compilations. Additionally, unless Capital One advises you to the contrary in writing, Confidential Information shall include all software, hardware and other information supplied to the Capital One Group by third parties that is used by the Capital One Group in its business. The foregoing is not intended to change in any manner your obligations with respect to confidential information set forth and defined in Section 2 of the IPPA.

16.	Cooperation. If requested by the Capital One Group, you hereby agree to reasonably cooperate (including by attending meetings) with respect to any claim, arbitral hearing, lawsuit, action, proceeding or governmental or internal investigation relating to the business of the Capital One Group prior to the Separation Date and to provide full and complete disclosure to the Capital One Group in response to any inquiry in connection with any such matters. Capital One agrees to reimburse you for your reasonable expenses incurred in connection with such cooperation; provided that Capital One shall not be obligated to reimburse your expenses in connection with any proceeding in which you or your interests are, in whole or in part, as determined by Capital One, adverse to those of the Capital One Group, or if such proceeding involves, in whole or in part, your violation of any obligation which you owed to the Capital One Group during the course of or in connection with your employment thereby.

17.	Non-Disparagement. You shall not make any statements or release any information (or encourage others to make any statements or release any information)

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July 8, 2003

that disparages or defames the Capital One Group or any of its directors or officers or otherwise adversely affects the reputation of the Capital One Group or any of its directors or officers. In addition, you shall not make any statements or release any information (or encourage others to make any statements or release any information) to current or prospective employees of the Capital One Group that criticizes or otherwise undermines the Capital One Group’s business or strategy, management processes or governance or any of its directors or officers. Notwithstanding the foregoing, nothing herein shall prohibit you from making truthful statements when required by order of a court or other body having jurisdiction or as otherwise required by law.

18.	Outstanding Liabilities. Notwithstanding anything herein to the contrary, any liabilities you may have to the Capital One Group, including, without limitation, any liabilities in respect of outstanding loans or advances by the Capital One Group and any liabilities to reimburse the Capital One Group for any personal expenses (such as for taxis, car service or meals) that you have charged to the Capital One Group, must be paid in full before payment of any amounts will be made to you under this Agreement or Capital One may, at its option, deduct any such amounts from any payment to be made to you pursuant to this Agreement, to the extent permitted by applicable law.

19.	General Release of Claims. In consideration of the payments and other consideration provided for in this Agreement, that being good and valuable consideration, the receipt, adequacy and sufficiency of which are acknowledged by you, you, on your own behalf and on behalf of your agents, administrators, representatives, executors, successors, heirs, devisees and assigns (collectively, the “Releasing Parties”), do hereby fully release, remise, acquit and forever discharge Capital One and its parent, subsidiary and affiliated corporations, organizations and entities, including without limitation CAPITAL ONE FINANCIAL CORPORATION, CAPITAL ONE BANK, CAPITAL ONE, F.S.B., CAPITAL ONE SERVICES, INC., CAPITAL ONE AUTO FINANCE, PEOPLEFIRST, INC., and AMERIFEE CORPORATION INC., and each of them, and all of their respective past, present and future divisions, departments, units, affiliates, partners, joint ventures, stockholders, predecessors, successors, assigns, insurers, officers, directors, employees, agents, representatives, attorneys and independent contractors of all such released corporations, organizations and entities (collectively, the “Released Parties”), and each of them, jointly and severally, from any and all claims, rights, demands, debts, obligations, losses, causes of action, actions, suits, controversies, setoffs, affirmative defenses, counterclaims, third party actions, damages, penalties, costs, expenses, attorneys’ fees, liabilities and indemnities of any kind or nature whatsoever (collectively, the “Claims”), whether known or unknown, suspected or unsuspected, accrued or unaccrued, whether at law, equity, administrative, statutory or otherwise, and whether for injunctive relief, back pay, fringe benefits, reinstatement, reemployment, or compensatory, punitive or any other

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July 8, 2003

kind of damages, which any of the Releasing Parties ever have had in the past or presently have against the Released Parties, and each of them, arising from or relating to your employment with Capital One or the termination of that employment or any circumstances related thereto, or any other matter, cause or thing whatsoever, including without limitation all claims arising under or relating to employment, employment contracts, employee benefits or purported employment discrimination or violations of civil rights of whatever kind or nature, including without limitation all claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Acts of 1866 and/or 1871, the Americans With Disabilities Act of 1990, the Age Discrimination in Employment Act (“ADEA”), Executive Order 11246, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Family and Medical Leave Act of 1993, any state human rights act, or any other applicable federal, state or local employment discrimination statute, law or ordinance, including, without limitation any disability claims under any such laws. You further agree that you will not file or permit to be filed on your behalf any such Claim. However, the Releasing Parties are not releasing rights they have, if any, under any qualified employee retirement plan or under this Agreement nor are the Releasing Parties releasing any rights or claims that may arise after the date on which you sign this Agreement. In addition, you are not releasing any rights to, or claims for, indemnification from Capital One pursuant to (x) its Restated Certificate of Incorporation and Restated Bylaws or (y) Capital One’s Board of Directors’ Resolutions, dated November 1, 2002 and December 6, 2002, and any undertaking signed by the Executive in connection therewith, to the extent such indemnification by Capital One is permitted by federal or Delaware law. Those rights, and only those rights, survive unaffected by this Agreement. Notwithstanding any provision of this Agreement to the contrary, this release is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission (the “EEOC”) in connection with any claim you believe you may have against Capital One or its affiliates. However, by executing this Agreement, you hereby waive the right to recover in any proceeding you may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on your behalf. In addition, this release is not intended to interfere with your right to challenge that your waiver of any and all potential ADEA claims pursuant to this Agreement is a knowing and voluntary waiver, notwithstanding your specific representation that you have entered into this Agreement (including this release) knowingly and voluntarily.

20.	Waiver of ADEA Rights and Claims/Opportunity for Review. You understand that this Agreement specifically releases and waives all rights and claims you may have under ADEA prior to the date on which you sign this Agreement. You agree and acknowledge that your execution of this Agreement is completely voluntary and that you have been advised to consult with an attorney prior to executing this Agreement to ensure that you fully and thoroughly understand its legal significance. You understand that you may consider whether to agree to the terms contained in

Mr. David M. Willey
July 8, 2003

this Agreement for a period of twenty-one (21) days after the date of this Agreement during which time you should consult with counsel. You agree that any changes made to this Agreement, whether material or immaterial, will not restart the running of such twenty-one (21) day period. You further acknowledge and understand that you may revoke this Agreement within seven (7) days after its execution by you and that this Agreement is not effective or enforceable until such revocation period has expired and you have not revoked this Agreement during such seven (7) day period. To revoke this Agreement, you must deliver a written revocation to Frank G. LaPrade, III at the address set forth above under Paragraph 13. If you exercise your right to revoke hereunder, you shall forfeit your right to receive any of the payments and benefits to be provided to you pursuant to this Agreement as set forth in Paragraph 3 above.

21.	Effect of Violation.

(a)	In connection with the events underlying the matters referenced in, related to or arising from the Security and Exchange Commission’s (the “SEC”) Wells notice, dated February 13, 2003, regarding the SEC’s intention to recommend that a civil action be brought against you and Joy S. Willey, in the event that (i) a final adjudication (regardless of whether any appeal may be available) by a court in any civil action brought by the SEC or in any criminal action brought by any United States Attorney’s Office establishes any violation of federal securities laws or regulations or other wrongdoing on your part or (ii) you make an admission of any violation of federal securities laws or regulations or other wrongdoing to the SEC or to any United States Attorney’s Office, you understand and agree that, as of the date of such adjudication or admission (the “Finding Date”), Capital One’s obligations to you regarding the modification of your Continuing Unvested Options and restricted stock as set forth in Paragraph 4 hereof shall be void and, with respect to any Continuing Unvested Options outstanding on the Finding Date or any restricted stock remaining subject to restrictions on the Finding Date, you agree that you will (i) immediately forfeit the right to exercise any and all such Continuing Unvested Options and such Continuing Unvested Options shall automatically and immediately be cancelled and (ii) immediately forfeit any and all such shares of restricted stock. In the event that you exercised Continuing Unvested Options prior to the Finding Date or the restrictions on shares of restricted stock lapsed prior to the Finding Date, you shall pay to Capital One within ten (10) days after the Finding Date an amount equal to the sum of (x) with respect to each share of stock received upon the exercise of such Continuing Unvested Option, the excess of the fair market value of a share of stock on the date of exercise over the exercise price per share with respect to such Continuing Unvested Option and (y) with respect to each such share of restricted stock (including any share of restricted stock returned to Capital One in satisfaction of withholding taxes pursuant to Paragraph 4(g) hereof), the fair market value of such share on the date the restrictions on such share lapsed. For purposes of this Agreement, “fair market value” shall have the meaning set forth in the 1994 Plan.

Mr. David M. Willey
July 8, 2003

(b)	You understand and agree that in the event (x) Capital One determines that (i) you have not complied in all respects with the terms and conditions of this Agreement and the IPPA (as modified hereby) or (ii) any act(s) or omission(s) by you prior to the Separation Date could have given rise to a termination of your employment with the Capital One Group for Cause (as defined in the IPPA) (each such determination to be made solely and conclusively by Capital One in its absolute discretion) or (y) there is (A) a final adjudication (including any appeal) by a court, (B) final determination by a regulatory body or (C) admission by you to any court or regulatory body that you violated any federal or state banking or securities law prior to the Separation Date (other than with respect to the matters covered in Paragraph 21(a) above), as of the date of such determination, adjudication or admission (the “Determination Date”), Capital One’s obligations to you for all payments and benefits provided for under this Agreement as set forth in Paragraph 3(i), (ii), (iv) and (v) above shall be void and you shall be required to immediately forfeit, and reimburse Capital One within ten (10) days after the Determination Date for, any and all such payments and benefits provided to you by Capital One prior to and including the Determination Date, except as otherwise prohibited by ADEA or regulations thereunder, and all reasonable costs and attorneys’ fees incurred by Capital One in defending any action brought by you in violation of, or brought by Capital One to enforce, this Agreement or the IPPA (as modified hereby). With respect to any determination made by Capital One under clause (x) of this Paragraph 21(b), Capital One shall provide you with notice of such determination ten days prior to the Determination Date, and such notice shall include a brief explanation of the reasons for such determination.

(c)	You agree that the amounts set forth in this Paragraph 21 shall be in addition to any other damages or relief to which Capital One may be entitled. You further acknowledge that any violation of this Agreement or the IPPA (as modified hereby) by you will result in irreparable harm to the Capital One Group which cannot be fully and adequately addressed by the award of monetary damages, consent to the issuance of a temporary restraining order and preliminary and permanent injunctive relief as appropriate remedies for violation of this Agreement or the IPPA (as modified hereby) by you, and agree not to contest the entry of same if sought by the Capital One Group.

22.	No Further Payments or Benefits. You understand and agree that you will not receive any payments or benefits from the Capital One Group after the Separation Date, except as expressly provided for under this Agreement. Furthermore, you acknowledge that, except for the payments made by Capital One as expressly provided for under this Agreement, you are not entitled to any payment in the nature of severance or termination pay from the Capital One Group.

23.	No Admission of Liability. This Agreement is solely for the purpose of amicably resolving all outstanding issues between you and the Capital One Group, and you

Mr. David M. Willey
July 8, 2003

represent and warrant that any payments or benefits provided to you under the terms of this Agreement do not constitute an admission by Capital One or any of the Released Parties that it has violated any law or legal obligation with respect to any aspect of your employment or separation therefrom.

24.	Integration/Effect on Prior Agreements. This Agreement constitutes the final and complete agreement between the parties relating to the subject matter hereof, and you agree and stipulate that no other representations have been made by the Capital One Group or any of its officers or directors to you except those expressly set forth herein, and that this Agreement resolves all outstanding issues arising from or relating to your employment with the Capital One Group, and that you will not receive anything further from the Capital One Group except as provided herein. In addition, except as expressly provided for herein, this Agreement is intended to replace in its entirety any prior agreements between you and the Capital One Group relating to the terms of your employment (including, without limitation, the severance provisions thereof), other than (x) the IPPA which shall expressly remain in full force and effect according to its terms (including the Non-Competition Covenant and the non-solicitation and confidentiality provisions set forth therein) as modified hereby, (y) with respect to any rights to or claims for indemnification from Capital One, Capital One’s (1) Restated Certificate of Incorporation and Restated Bylaws and (2) Board of Directors’ Resolutions dated November 1, 2002 and December 6, 2002, to the extent such indemnification by Capital One is permitted by federal or Delaware law and (z) the Undertaking executed by the Executive on October 31, 2002. With respect to the Amended and Restated Change of Control Employment Agreement dated as of January 25, 2000, by and between you and Capital One, such Change of Control Employment Agreement shall be null and void and all obligations of the parties thereto shall terminate as of the Separation Date, except for those obligations with respect to certain gross-up payments set forth in Section 9 thereof which are made a part of this Agreement as though set forth herein. Furthermore, you hereby acknowledge that the termination of your employment with the Capital One Group did not occur at the request of a third party who has taken steps reasonably calculated to effect a change of control of Capital One and has not otherwise arisen in connection with or in anticipation of a change of control of Capital One.

25.	Choice of Law/Forum Selection. To ensure uniformity of the enforcement of this Agreement, and irrespective of the fact that either of the parties now is or may become, a resident of a different state or country, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its principles of conflicts of law. Capital One and you hereby submit to the jurisdiction and venue of any state or federal court located within the Commonwealth of Virginia for resolution of any such claims, causes of action or disputes arising out of, related to or concerning this Agreement. You further agree that any claims, causes of action, or disputes arising out of, relating to or concerning

Mr. David M. Willey
July 8, 2003

this Agreement shall only have jurisdiction and venue in the state or federal courts of the Commonwealth of Virginia.

26.	Modification. This Agreement may only be modified, amended or revised by a writing signed by both parties.

27.	No Waiver. Any waiver by the Capital One Group of any provision of this Agreement in any instance must be in writing and shall not be deemed a waiver of such provision in the future.

28.	Severability. It is the intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not invalidate any other provision of this Agreement. The parties agree that if a court of competent jurisdiction adjudges any provision of this Agreement to be invalid or unenforceable, such court shall modify such provision so that it is enforceable to the extent permitted by applicable law and consistent with the parties’ intent.

29.	Assignability. This Agreement is personal to you and shall not be assignable by you without prior written consent from Capital One. Capital One may assign this Agreement to any other person or entity at its sole and absolute discretion.

30.	Successor. This Agreement and all promises made herein shall survive the execution of this Agreement and shall be binding upon and inure to the benefit of the parties and their respective successors, assigns, heirs, administrators, representatives, and executors, as applicable.

31.	Taxes. Capital One may withhold from any payments made under this Agreement, or require you to pay to Capital One, all applicable federal, state and local taxes, including but not limited to income, employment and social insurance taxes, as shall be required by law, as determined by Capital One in its sole and absolute discretion, in connection with this Agreement, including without limitation, any such taxes required to be withheld as a result of the modifications made to your restricted stock in Paragraph 4 herein.

32.	Headings. The headings in this Agreement are included for convenience only and shall not constitute a part of this Agreement nor shall they affect its meaning, construction or effect.

Mr. David M. Willey
July 8, 2003

33.	Opportunity for Review. You agree and acknowledge that your execution of this Agreement is completely voluntary and that you have been advised to consult with an attorney prior to executing this Agreement to ensure that you fully and thoroughly understand its legal significance. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor of or against either party.

34.	Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement.

If the terms of this Agreement are acceptable to you, please indicate your agreement by signing below and returning the original to Frank G. LaPrade, III, Capital One Financial Corporation, 11013 West Broad Street, Glen Allen, VA 23060. Please be advised that the terms offered in this Agreement shall be automatically withdrawn if this Agreement is not executed by the close of business on July 31, 2003.

If you have any questions, please contact me directly.

Sincerely,

/s/ Richard D. Fairbank

Richard D. Fairbank
Chief Executive Officer

You are advised to discuss the benefits and obligations outlined in this Agreement, including the provision relating to your general release of claims, with an attorney or advisor of your choice.

Agreed to and accepted by:

Mr. David M. Willey
July 8, 2003

/s/ David M. Willey	July 31, 2003

David M. Willey	Date

Acknowledgment

          On the 31st day of July 2003, before me personally came David M.Willey, who, being by me duly sworn, did depose and say that he resides at 1221 Towlston Road and did acknowledge and represent that he has had an opportunity to consult with attorneys and other advisers of his choosing regarding the Letter of Agreement attached hereto, that he has reviewed all of the terms of such Agreement and that he fully understands all of its provisions, including, without limitation, the general release and waiver set forth therein.

/s/ JASON D. ALLEY

Notary Public

Date: 7/31/2003

Commission Expires: 9/30/2007

ATTACHMENT A

EXPIRING VESTED OPTIONS

•	3 options granted pursuant to the 1994 Plan Incentive Stock Option Agreement dated January 23, 1997

•	1,785 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated April 27, 1998

•	2,493 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated June 11, 1998 (EntrepreneurGrant III)

•	2,430 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated July 27, 1998

•	300 options granted pursuant to the 1999 Plan Nonstatutory Stock Option Agreement dated April 29, 1999

•	2,745 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated May 4, 1999

•	1,764 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated May 4, 1999

•	1,038 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated May 5, 1999

•	4,500 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated May 5, 1999

•	2,606 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated February 7, 2000

•	24,000 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated May 30, 2000

•	4,232 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated June 2, 2000

•	6,890 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated August 24, 2000

A-1

•	6,130 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated September 8, 2000

•	5,371 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated September 13, 2000

•	9,227 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated May 21, 2001

•	58,333 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated October 18, 2001

•	2,038 options granted pursuant to the 1994 Plan Incentive Stock Option Agreement dated December 13, 2001

•	32,962 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated December 13, 2001

•	1,631 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated May 9, 2002

A-2

ATTACHMENT B

CONTINUING UNVESTED OPTIONS

•	12,000 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated May 30, 2000

•	116,667 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated October 18, 2001

•	4,076 options granted pursuant to the 1994 Plan Incentive Stock Option Agreement dated December 13, 2001

•	65,924 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated December 13, 2001

•	2,929 options granted pursuant to the 1994 Plan Incentive Stock Option Agreement dated December 6, 2002

•	40,971 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated December 6, 2002

B-1

ATTACHMENT C

EXPIRING UNVESTED OPTIONS

•	132,708 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated April 29, 1999 (EntrepreneurGrant IV)

•	90,643 options granted pursuant to the 1994 Plan Nonstatutory Stock Option Agreement dated October 18, 2001 (EntrepreneurGrant V)

C-1